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                                 UNITED STATES
                        SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                   FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



    Date of Report (Date of earliest reported) October 18, 2002


                      Nutritional Sourcing Corporation
            (Exact name of registrant as specified in its charter)

              Delaware               33-63372                65-0415593
   ----------------------------- ------------------- -------------------------
    (State or other jurisdiction  	(Commission     		(I.R.S. Employer
     of incorporation)			File Number) 	     identification No.)


  1300 N.W. 22nd Street
  Pompano Beach, Florida                       33069
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(Address of principal executive offices)   (Zip code)

Registrant's telephone number, including area code
(954) 977-2500
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Registrant's former name
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ITEMS OF INFORMATION

Item 5.  Other Events and Regulation FD Disclosure

On August 22, 2002, the Company met with an ad-hoc committee (the "Ad-Hoc Committee") of the holders of its 9.5% Senior Notes and 9.5% Series C Notes, each due 2003 (the "Senior Notes") to discuss the restructuring of the Senior Notes. The Company offered the Ad-Hoc Committee members the opportunity to exchange the Senior Notes for a combination of cash and new notes the Company expected would have enabled the existing note holders to recover approximately 60 percent of the face amount of the Senior Notes. At this meeting, the Company provided materials to support the Company's offer, including preliminary five year projections. The Company is substantially revising these projections and, in the Company's view, the materials it previously provided are not reliable and therefore are not meaningful to an investor.

The Ad-Hoc Committee did not accept this proposal and, on September 4, 2002, certain holders of the Senior Notes filed an involuntary reorganization petition against the Company under Chapter 11 of the Bankruptcy Code in the District of Delaware. On September 27, 2002, the Bankruptcy Court entered an order granting the Company's request to convert the involuntary case to a voluntary case under Chapter 11 of the Bankruptcy Code.

The Company expects that negotiations will continue between the Company and the newly formed Official Committee of Unsecured Creditors.
SIGNATURE

      Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Nutritional Sourcing Corporation

Dated:  October 18, 2002       /s/ Daniel J. O'Leary
                                -----------------------------
                                Daniel J. O'Leary,
                                Executive Vice President
                                and Chief Financial Officer
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